CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN

MARKET STOCK UNIT AGREEMENT

Ciena Corporation, a Delaware corporation, (the “Company”), hereby grants market stock units relating to shares of its common stock, $0.01 par value (the “Stock”), to the individual named below as the Grantee, subject to the performance and vesting and other terms and conditions set forth in this Market Stock Unit Agreement, including the attached terms and conditions and any appendix attached hereto (together, the “Agreement”). This grant is subject to the terms and conditions set forth in (i) this Agreement, (ii) the Ciena Corporation 2017 Omnibus Incentive Plan (the “Plan”) and (iii) the grant details for this award contained in your account with the Company’s selected broker. Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
Grant Date: ________________________________
Grant Number: ________________________________
Name of Grantee: ___________________________________
Grantee's Employee Identification Number: ________________________________
Number of Market Stock Units Covered by Grant: _________________________________

By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company’s selected broker), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent unless otherwise stated herein.

Grantee: _______________________________________ (Signature)
Ciena Corporation: ____________________________________ Name: David M. Rothenstein Title: Senior Vice President, General Counsel and Secretary

CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN
MARKET STOCK UNIT AGREEMENT
TERMS AND CONDITIONS

Market Stock Unit Transferability
This grant is an award of market stock units in the number of units set forth on the first page of this Agreement (or, in the case of electronic delivery, as set forth in the grant details for this Award set forth in the Company’s selected broker’s website), subject to the performance and vesting conditions described in this Agreement (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of Applicable Law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Performance Earning
Your Restricted Stock Units may be earned during the three-year period beginning with the Company’s fiscal year 2021 and continuing through the Company’s fiscal year 2023 (the “Performance Period”) based on the Company’s achievement of the performance goal set forth in Appendix A to this Agreement.
The number of Restricted Stock Units issuable under this award will be determined in accordance with the performance goal set forth in Appendix A and, specifically, the detail and the embedded table set forth therein.
The Compensation Committee of the Board of Directors will determine, in its sole and absolute discretion, whether (and to what extent) the performance goal has been met and, based on that determination, the number of Restricted Stock Units that have been earned during the Performance Period.
Any portion of your Restricted Stock Units that is not earned by the end of the Performance Period will be forfeited.

Vesting
If Restricted Stock Units are earned during the Performance Period, the aggregate number of such earned Restricted Stock Units shall vest on December 20, 2023 (the “Vesting Date”), provided you remain in Service through the Vesting Date. Any resulting fractional shares shall be rounded up to the nearest whole share; provided, that you may not vest in more than 200% of the number of Market Stock Units set forth on the first page of this Agreement. Any earned but unvested Restricted Stock Units will be forfeited in their entirety in the event that you cease to be employed by the Company for any reason prior to the Vesting Date.

Share Delivery Pursuant to Vested Restricted Stock Units; Tax-Related Items
Shares of Stock underlying the vested portion of the Restricted Stock Units will be delivered to you by the Company as soon as practicable following the Vesting Date, but in no event beyond 2½ months after the end of the calendar year in which the shares would have been otherwise delivered. On the Vesting Date (or as soon as practicable thereafter), a brokerage account in your name will be credited with shares of Stock representing the number of shares that vested under this grant (the “Vested Shares”) net of any Tax-Related Items (as defined below), as applicable. If the Vesting Date is not a trading day, Vested Shares will be delivered on the next trading day (or as soon as practicable thereafter).

Regardless of any action the Company or the Affiliate to whom you provide Services (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Restricted Stock Units and/or your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of shares of Stock upon settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

By accepting this award, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (b) withholding from proceeds of the sale of Vested Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent) (an “Automatic Sale”); or (c) withholding shares of Stock to be issued upon vesting of the Restricted Stock Units, provided, however, that if you are a Section 16 officer of the Company under the Act, as amended, then the Company will withhold in shares of Stock under this subsection (c) upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has material adverse accounting consequences, in which case, the obligation for

Tax-Related Items may be satisfied by one or a combination of methods (a) and (b) above; or (d) any other method of withholding determined by the Company and permitted by applicable law.

You further acknowledge that, in the event of an Automatic Sale, this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act with the Automatic Sale intended to comply with these requirements. As such, all provisions hereof shall be interpreted consistent with Rule 10b5-1 and shall be automatically modified to the extent necessary to comply therewith. The Company shall be responsible for the payment of any brokerage commissions relating to any Automatic Sale.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s) to the extent permitted by the Plan, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Vested Shares, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Forfeiture of Unvested Restricted Stock Units
Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated for any reason and you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed upon such termination of your Service.

Deferral of Compensation
Delivery of shares underlying any award of Restricted Stock Units and treatment hereunder shall be subject to any deferral election validly made by eligible participants under the Ciena Corporation Deferred Compensation Plan or any successor plan.

Death
If your Service terminates because of your death, the Restricted Stock Units earned, but not yet vested, under this Agreement will automatically vest as to the number of Restricted Stock Units earned prior to the date of death.

Disability
If your Service terminates because of your Disability, the Restricted Stock Units earned, but not yet vested under this Agreement will automatically vest as to the number of Restricted Stock Units earned prior to the date of Disability.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Restricted Stock Units, whether or not previously earned, and this award shall immediately terminate.

Leaves of Absence
For purposes of this grant, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Law. The Company will determine, in its sole discretion, whether and when a leave of absence constitutes a termination of Service under the Plan.

Retention Rights
Neither your Restricted Stock Units nor this Agreement give you the right to be retained by the Company, the Employer or any Affiliate in any capacity and your Service may be terminated at any time and for any reason.

Shareholder Rights
You have no rights as a shareholder unless and until the shares of Stock relating to the Restricted Stock Units have been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your shares of Stock are issued (or an appropriate book entry has been made).
If the Company pays a dividend on its Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the Stock times the number of vested Restricted Stock Units that you hold as of the record date for the dividend; provided, however, such Dividend Equivalents Rights shall not vest or become payable unless and until the Restricted Stock Units to which the Dividend Equivalent Rights correspond become vested and nonforfeitable pursuant to this Agreement or the Plan.

Nature of Grant
In accepting the award and the Restricted Stock Units, you acknowledge, understand and agree that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(2) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(3) all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(4) your participation in the Plan is voluntary;

(5) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not intended to replace any pension rights;

(6) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of Service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(7) the Restricted Stock Unit grant and your participation in the Plan will not be interpreted to form or amend a Service contract or relationship with the Company, the Employer or any Affiliate;

(8) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

(9) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your Service relationship with the Company or the Employer (for any reason whatsoever and whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), and in consideration of the grant of the Restricted Stock Units, you irrevocably agree never to institute any claim against the Company, the Employer or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting this award of Restricted Stock Units, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(10) in the event of termination of your Service relationship (whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing Services to the Company, the Employer or any Affiliate as a Service Provider and will not be extended by any notice period mandated under local law (e.g., active Service as a Service Provider would not include a period of “garden leave” or similar period); the Committee shall have the exclusive discretion to determine when you are no longer actively providing Services for purposes of your Restricted Stock Units grant;

(11) the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock (including a Corporate Transaction);

12) unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate of the Company; and

(13) the following provisions apply only if you are providing Services outside the United States:

(A) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past Services for the Company, the Employer or any Affiliate; and

(B) you acknowledge and agree that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Employer’s local currency and the United States dollar that may affect the value of any proceeds from the sale of shares of Stock acquired under the Plan.

Forfeiture: Recoupment
This Award shall be subject to mandatory repayment by the Grantee to the Company (i) to the extent set forth in the Plan or this Award Agreement or (ii) to the extent the Grantee is, or in the future becomes, subject to (A) any Company or Affiliate “clawback” or recoupment policy that is adopted by the Company, including to comply with the requirements of Applicable Law, or (B) any Applicable Law that imposes mandatory recoupment, under circumstances set forth in such Applicable Law.

Data Privacy
(a) Declaration of Consent. If you would like to participate in the Plan, you understand that you need to review the following information about the processing of your personal data by or on behalf of the Company, the Employer, and/or any Affiliate as described in this Agreement and any other Plan materials (the “Personal Data”) and declare your consent. As regards the processing of your Personal Data in connection with the Plan and the Agreement, you understand that the Company is the controller of your Personal Data.

(b) Data Processing and Legal Basis. The Company collects, uses, and otherwise processes Personal Data about you for the purposes of allocating shares of Stock and implementing, administering, and managing the Plan. You understand that this Personal Data may include, without limitation, your name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor. The legal basis for the processing of the Personal Data will be your consent.

(c) Stock Plan Administration Service Provider. You understand that the Company transfers your Personal Data, or parts thereof, to E*TRADE Financial Corporate Services, Inc. (and its affiliated companies), an independent service provider based in the United States, which assists the Company with the implementation, administration, and management of the Plan. In the future, the Company may select a different service provider and share your Personal Data with such different service provider that serves the Company in a similar manner. You understand and acknowledge that the Company’s service provider will open an account for you to receive and trade shares purchased under the Plan and that you will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.

(d) International Data Transfers. You understand that the Company and any third parties assisting in the implementation, administration, and management of the Plan, such as the Company’s service providers, are based in the United States as of the date hereof. If you are located outside the United States, you understand and acknowledge that your country has enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of your Personal Data is your consent

(e) Data Retention. You understand that the Company will use your Personal Data only as long as is necessary to implement, administer, and manage your participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, you understand and acknowledge that the Company’s legal basis for the processing of your Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Company of respective legitimate interests not outweighed by your interests, rights, or freedoms. When the Company no longer needs your Personal Data for any of the above purposes, you understand the Company will remove it from its systems.

(f) Voluntariness and Consequences of Denial/Withdrawal of Consent. You understand that your participation in the Plan and your grant of consent is purely voluntary. You may deny or later withdraw your consent at any time, with future effect, and for any or no reason. If you deny or later withdraw your consent, the Company can no longer offer participation in the Plan or offer other awards to you or administer or maintain such awards, and you would no longer be able to participate in the Plan. You further understand that denial or withdrawal of your consent would not affect your status or salary as an employee or your career and that you would merely forfeit the opportunities associated with the Plan.

(g) Data Subject Rights. You understand that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the right to (i) inquire whether and about what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data; (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete, or out-of-date in light of the purposes underlying the processing; (iii) request the erasure of Personal Data that is (A) no longer necessary for the purposes underlying the processing, (B) processed based on withdrawn consent, (C) processed for legitimate interests that, in the context of your objection, do not prove to be compelling, or (D) processed in non-compliance with applicable legal requirements; (iv) request the Company to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate; (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests; and (vi) request portability of your Personal Data that you have actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your employment or service contract and is carried out by automated means. In case of concerns, you understand that you may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of or to exercise any of your rights, you understand that you should contact your local human resources representative or Ciena’s stock administration department.

By signing this Agreement or, in case this information is presented electronically, by clicking the “Accept” or similar button implemented into the relevant web page or platform, you declare, without limitation, your consent to the data processing operations described in this Agreement. You understand that you may withdraw your consent at any time with future effect for any or no reason as described in this section.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Stock underlying your Restricted Stock Units. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Applicable Law and Venue
The Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.

For purposes of litigating any dispute that arises under this award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the state courts of Delaware, or the federal courts for the District of Delaware, and no other courts, where this grant is made and/or to be performed. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Language
If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, the Company’s designated broker, or their respective third parties. If you fail to submit a written rejection of this award to the Company’s Stock Administration Department prior to the date on which this award initially vests, this award shall be deemed accepted by you and the terms of this award and the Plan shall apply to the same extent as if you had accepted your award electronically via the website of the Company’s selected broker.

Severability
The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

Foreign Account / Assets Reporting and Exchange Controls
Depending upon the country to which laws you are subject, you may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in your country. You may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You are responsible for knowledge of and compliance with any such regulations and should speak with your own personal tax, legal and financial advisors regarding the same.

Insider Trading / Market Abuse Laws
You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should consult with your own personal legal and financial advisors on this matter.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the award, on the Restricted Stock Units, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Canadian Residents
With respect to Canadian residents only:

Restricted Stock Units Payable Only in Shares of Stock. Notwithstanding any discretion in the Plan or the Agreement to the contrary, Restricted Stock Units granted in Canada shall be paid in shares of Stock only and do not provide any right for you to receive a cash payment.

The following provisions will apply if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements the Data Privacy section of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Employer, any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer, any Affiliate and the administrator of the Plan to record such information and to keep such information in your employee file.

Notifications

Securities Law Information. You are permitted to sell shares of Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Stock is listed. Currently, the Stock is listed on the New York Stock Exchange.

Foreign Account / Assets Reporting Information. Foreign property, including Restricted Stock Units, shares of Stock acquired under the Plan and other rights to receive shares (e.g., Restricted Stock Units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, such Restricted Stock Units must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because other foreign property is held by you. When shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if you own other shares of the same company, this ACB may have to be averaged with the ACB of the other shares. You should consult with your personal tax advisor to determine your reporting requirements.

United Kingdom Residents
With respect to United Kingdom residents only:

Taxes. This section supplements the Share Delivery Pursuant to Vested Restricted Stock Units; Tax-Related Items section above:

Without limitation to the provisions contained in the Share Delivery Pursuant to Vested Restricted Stock Units; Tax-Related Items section of this Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Joint Election. As a condition of your participation in the Plan and of the vesting of the Restricted Stock Units, you agree to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units or otherwise payable in connection with the shares of Stock and the right to acquire shares of Stock (“Employer NICs”).

Without limitation to the foregoing, you agree to execute a joint election with the Company or the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consents or elections as provided to you by the Company or the Employer. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer.

If you do not enter into a Joint Election, or if the Joint Election is revoked at any time by HMRC, the Restricted Stock Units shall cease vesting and become null and void, and no shares of Stock shall be acquired under the Plan, without any liability to the Company, the Employer and/or any Affiliate.

You further agree that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in the Share Delivery Pursuant to Vested Restricted Stock Units; Tax-Related Items section of this Agreement, as supplemented above.

This Agreement is not a stock certificate or a negotiable instrument.